Exhibit 99.1

For Immediate Release

Contact: Caspar Tudor, Head of Investor Relations – (508) 482-3448

Waters Corporation (NYSE: WAT) Reports Fourth Quarter

and Full-Year 2025 Financial Results

Highlights

Fourth Quarter 2025

•	Sales of $932 million landed at the high-end of reported sales growth guidance range; grew 7% as reported and 6% in constant currency

•	Growth led by high single-digit constant currency growth in Pharma and Industrial end-markets, with broad-based growth across all regions

•	Chemistry grew 12% in constant currency as new bioseparations products continued to experience significant customer demand

•	Instruments grew 3% in constant currency, with high single-digit LC-MS growth partially offset by TA and transition to subscription model for Empower

•	GAAP EPS of $3.77; non-GAAP EPS of $4.53 grew double digits

Full-Year 2025

•	Sales of $3,165 million grew 7% as reported and 7% in constant currency

•	Instruments grew 5% in constant currency, led by strong LC-MS growth

•	Recurring Revenue grew 8% in constant currency, led by 12% Chemistry growth

•	GAAP EPS of $10.76; non-GAAP EPS of $13.13 grew double digits

MILFORD, Mass., February 9, 2026 - Waters Corporation (NYSE: WAT), today announced its financial results for the fourth quarter and full year 2025.

Sales for the fourth quarter of 2025 were $932 million, an increase of 7% as reported and 6% in constant currency, compared to sales of $873 million for the fourth quarter of 2024.

On a GAAP basis, diluted earnings per share (EPS) for the fourth quarter of 2025 were $3.77, compared to $3.88 for the fourth quarter of 2024. Non-GAAP EPS for the fourth quarter of 2025 grew 10% to $4.53, compared to $4.10 for the fourth quarter of 2024.

“Our team delivered industry-leading results in 2025, achieving high single-digit revenue growth and double-digit adjusted EPS growth. We expect this momentum to continue into 2026, driven by strong execution of the multi-year instrument replacement cycle, continued contribution from pioneering innovation, and our Waters-specific idiosyncratic growth drivers,” said Udit Batra, Ph.D., President & Chief Executive Officer, Waters Corporation.

“As we enter 2026, the addition of BD Biosciences and Diagnostic Solutions marks a transformative step forward for Waters. Today, we will close the transaction and are launching commercial excellence initiatives tied to instrument replacement, e-commerce, and service attachment that will build momentum and drive the first phase of our stated revenue synergies. Within the P&L, we also expect to make decisive progress towards realizing our stated cost synergies in the months ahead. Our starting 2026 guidance calls for an attractive 5.3% combined company sales growth at mid-point, with opportunity for outperformance as the year progresses.”

Fourth Quarter 2025

During the fourth quarter of 2025, sales into the pharmaceutical market increased 8% as reported and 7% in constant currency. Sales into the industrial market increased 8% as reported and in constant currency. Sales into the academic and government market decreased 2% as reported and 3% in constant currency.

During the quarter, instrument system sales increased 3% as reported and in constant currency. Recurring revenues, which represent the combination of service and precision chemistries, increased 10% as reported and 9% in constant currency.

Geographically, sales in Asia during the quarter increased 4% as reported and 11% in constant currency. Sales in the Americas increased 4% as reported and in constant currency. Sales in Europe increased 13% as reported and 4% in constant currency.

Full-Year 2025

Sales for the fiscal year 2025 were $3,165 million, an increase of 7% as reported and in constant currency, compared to sales of $2,958 million for fiscal year 2024.

On a GAAP basis, EPS for fiscal year 2025 was $10.76 compared to $10.71 for fiscal year 2024. On a non-GAAP basis, EPS increased by 11% to $13.13 compared to $11.86 for fiscal year 2024.

During the fiscal year 2025, sales into the pharmaceutical market increased 9% as reported and in constant currency. Sales into the industrial market increased 6% as reported and in constant currency. Sales into the academic and government market were flat as reported and decreased 1% in constant currency.

During the year, instrument system sales increased 5% as reported and in constant currency. Recurring revenues, which represent the combination of service and precision chemistries, increased 8% as reported and in constant currency.

Geographically, sales in Asia during the year increased 7% as reported and 13% in constant currency. Sales in the Americas increased 4% as reported and in constant currency. Sales in Europe increased 10% as reported and 5% in constant currency.

Unless otherwise noted, sales growth and decline percentages are presented on an as-reported basis. A description and reconciliation of GAAP to non-GAAP results appear in the tables below and can be found on the Company’s website www.waters.com in the Investor Relations section.

Full-Year and First Quarter 2026 Financial Guidance

Full-Year 2026 Financial Guidance

The Company expects full-year 2026 organic constant currency revenue growth to be in the range of +5.5% to +7.0%. Including the positive impact of currency translation, full-year 2026 organic reported revenue is expected to be in the range of $3.355 billion to $3.405 billion.

The Company expects an acquired business contribution in full-year 2026 of approximately $3.000 billion to reported revenue on an owned-period basis.

Including the positive impact of expected revenue synergies, total Company revenue for full-year 2026 is expected to be in the range of $6.405 billion to $6.455 billion on a reported basis.

The Company expects full-year 2026 non-GAAP EPS to be in the range of $14.30 to $14.50, which includes $0.10 cents of accretion versus the Company’s standalone non-GAAP EPS profile due to our combination with the Biosciences and Diagnostic Solutions business of Becton, Dickinson & Company. This represents year-over-year non-GAAP EPS growth of approximately +8.9% to +10.4% for full-year 2026.

First Quarter 2026 Financial Guidance

The Company expects first quarter 2026 organic constant currency revenue growth to be in the range of +7.0% to +9.0%. Including the positive impact of currency translation, first quarter 2026 organic reported revenue is expected to be in the range of $718 million to $731 million.

The Company expects an acquired business contribution in the first quarter of 2026 of approximately $480 million to reported revenue on an owned-period basis.

Total Company revenue for the first quarter of 2026 is expected to be in the range of $1.198 billion to $1.211 billion on a reported basis.

The Company expects first quarter 2026 non-GAAP EPS to be in the range of $2.25 to $2.35, which reflects year-over-year growth of approximately +0.0% to +4.4%.

Please refer to the tables below for a reconciliation of the projected GAAP to non-GAAP financial outlook for the full-year and first quarter.

Conference Call Details

Waters Corporation will webcast its fourth quarter 2025 financial results conference call today, February 9, 2026, at 8:30 a.m. Eastern Time. To listen to the call and see the accompanying slide presentation, please visit www.waters.com, select “Investor Relations” under the “About Waters” section, navigate to “Events & Presentations,” and click on the “Webcast.” A replay will be available through at least March 9, 2026.

About Waters Corporation

Waters Corporation (NYSE:WAT) is a global leader in analytical instruments, separations technologies, and software, serving the life, materials, food, and environmental sciences for over 65 years. Our Company helps ensure the efficacy of medicines, the safety of food and the purity of water, and the quality and sustainability of products used every day. In over 100 countries, our 7,900+ passionate employees collaborate with customers in laboratories, manufacturing sites, and hospitals to accelerate the benefits of pioneering science.

Non-GAAP Financial Measures

This release contains financial measures, such as organic constant currency growth rates, constant currency growth rates and adjusted earnings per diluted share, among others, which are considered “non-GAAP” financial measures under applicable U.S. Securities and Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The non-GAAP financial measures used in this release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. Definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

Cautionary Statement

This release contains “forward-looking” statements regarding future results and events. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “feels”, “believes”, “anticipates”, “plans”, “expects”, “intends”, “suggests”, “appears”, “estimates”, “projects” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. Our actual results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, risks or uncertainties related to our acquisition of Becton, Dickinson and Company’s Biosciences and Diagnostic Solutions business, the impact of this acquisition on the Company’s business and future results, including unexpected costs, charges or expenses resulting from this acquisition as well as difficulties and delays in achieving expected revenue and cost synergies related to this acquisition, the increased indebtedness of the Company as a result of this acquisition, our future financial and operational performance, future economic and market conditions, including our expectations about the growth rates of certain markets, our strategic initiatives, including our instrument replacement initiatives, respond and adapt to changing global dynamics, including the potential impacts of tariffs and supply chain challenges, our ability to retain and attract customers in various geographies and market segments, our market size and growth opportunities, our competitive positioning, projected costs, technological capabilities and plans, and objectives of management, and other risk factors detailed from time to time in Waters’ reports filed with the Securities and Exchange Commission (“SEC”). Such factors and others are discussed more fully in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, which discussions are incorporated by reference in this release, as updated by the Company’s subsequent filings with the SEC. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release. Except as required by law, the Company does not assume any obligation to update any forward-looking statements.

Waters Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$932,362	$872,714	$3,165,286	$2,958,387
Costs and operating expenses:
Cost of sales	362,864	348,516	1,288,822	1,200,201
Selling and administrative expenses	240,007	173,268	830,374	690,148
Research and development expenses	46,898	46,914	195,711	183,027
Purchased intangibles amortization	12,077	11,753	47,791	47,090
Litigation provision	—	—	—	11,568

Operating income	270,516	292,263	802,588	826,353
Other income (expense), net	2,283	(843)	3,061	776
Interest expense, net	(8,618)	(14,437)	(50,771)	(72,261)

Income from operations before income taxes	264,181	276,983	754,878	754,868
Provision for income taxes	38,967	45,585	112,249	117,034

Net income	$225,214	$231,398	$642,629	$637,834
Net income per basic common share	$3.78	$3.90	$10.80	$10.75
Weighted-average number of basic common shares	59,546	59,386	59,509	59,333
Net income per diluted common share	$3.77	$3.88	$10.76	$10.71
Weighted-average number of diluted common shares and equivalents	59,763	59,645	59,706	59,552

Waters Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP

Net Sales by Operating Segments, Products & Services, Geography and Markets

Three Months Ended December 31, 2025 and December 31, 2024

(In thousands)

	Three Months Ended		Percent Change	Impact of Currency	Constant Currency Growth Rate (a)
	December 31, 2025	December 31, 2024
NET SALES - OPERATING SEGMENTS
Waters	$823,937	$764,309	8%	1%	7%
TA	108,425	108,405	0%	0%	0%

Total	$932,362	$872,714	7%	1%	6%

NET SALES - PRODUCTS & SERVICES
Instruments	$432,850	$419,616	3%	1%	3%
Service	329,156	301,844	9%	1%	8%
Chemistry	170,356	151,254	13%	1%	12%

Total Recurring	499,512	453,098	10%	1%	9%

Total	$932,362	$872,714	7%	1%	6%

NET SALES - GEOGRAPHY
Asia	$283,967	$272,903	4%	(7%)	11%
Americas	332,424	321,005	4%	0%	4%
Europe	315,971	278,806	13%	9%	4%

Total	$932,362	$872,714	7%	1%	6%

NET SALES - MARKETS
Pharmaceutical	$540,567	$498,807	8%	1%	7%
Industrial	284,465	264,027	8%	0%	8%
Academic & Government	107,330	109,880	(2%)	1%	(3%)

Total	$932,362	$872,714	7%	1%	6%

(a)

The Company believes that referring to comparable constant currency growth rates is a useful way to evaluate the underlying performance of Waters Corporation’s net sales. Constant currency growth, a non-GAAP financial measure, measures the change in net sales between current and prior year periods, excluding the impact of foreign currency exchange rates during the current period. See description of non-GAAP financial measures contained in this release.

Waters Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP

Net Sales by Operating Segments, Products & Services, Geography and Markets

Twelve Months Ended December 31, 2025 and December 31, 2024

(In thousands)

	Twelve Months Ended		Percent Change	Impact of Currency	Constant Currency Growth Rate (a)
	December 31, 2025	December 31, 2024
NET SALES - OPERATING SEGMENTS
Waters	$2,813,446	$2,604,421	8%	0%	8%
TA	351,840	353,966	(1%)	0%	(1%)

Total	$3,165,286	$2,958,387	7%	0%	7%

NET SALES - PRODUCTS & SERVICES
Instruments	$1,345,642	$1,278,695	5%	0%	5%
Service	1,188,186	1,114,211	7%	0%	7%
Chemistry	631,458	565,481	12%	0%	12%

Total Recurring	1,819,644	1,679,692	8%	0%	8%

Total	$3,165,286	$2,958,387	7%	0%	7%

NET SALES - GEOGRAPHY
Asia	$1,040,397	$969,222	7%	(5%)	13%
Americas	1,161,513	1,115,780	4%	0%	4%
Europe	963,376	873,385	10%	6%	5%

Total	$3,165,286	$2,958,387	7%	0%	7%

NET SALES - MARKETS
Pharmaceutical	$1,873,362	$1,718,899	9%	0%	9%
Industrial	961,154	908,486	6%	0%	6%
Academic & Government	330,770	331,002	0%	1%	(1%)

Total	$3,165,286	$2,958,387	7%	0%	7%

(a)

The Company believes that referring to comparable constant currency growth rates is a useful way to evaluate the underlying performance of Waters Corporation’s net sales. Constant currency growth, a non-GAAP financial measure, measures the change in net sales between current and prior year periods, excluding the impact of foreign currency exchange rates during the current period. See description of non-GAAP financial measures contained in this release.

Waters Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Non-GAAP Financials

Three and Twelve Months Ended December 31, 2025 and December 31, 2024

(In thousands, except per share data)

	Selling & Administrative Expenses(a)	Research & Development Expenses	Operating Income	Operating Income Percentage	Other Income (Expense)	Interest Expense, Net	Income from Operations before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
Three Months Ended December 31, 2025
GAAP	$252,084	$46,898	$270,516	29.0%	$2,283	$(8,618)	$264,181	$38,967	$225,214	$3.77
Adjustments:
Purchased intangibles amortization (b)	(12,077)	—	12,077	1.3%	—	—	12,077	2,930	9,147	0.15
Restructuring costs and certain other items (c)	(3,290)	—	3,290	0.4%	(2,398)	—	892	216	676	0.01
ERP implementation and transformation costs (d)	(5,777)	—	5,777	0.6%	—	—	5,777	1,386	4,391	0.07
Acquisition related costs (e)	(39,975)	3,204	36,771	3.9%	—	—	36,771	6,589	30,182	0.51
Financing Costs (h)	—	—	—	—	—	1,518	1,518	364	1,154	0.02

Adjusted Non-GAAP	$190,965	$50,102	$328,431	35.2%	$(115)	$(7,100)	$321,216	$50,452	$270,764	$4.53

Three Months Ended December 31, 2024
GAAP	$185,021	$46,914	$292,263	33.5%	$(843)	$(14,437)	$276,983	$45,585	$231,398	$3.88
Adjustments:
Purchased intangibles amortization (b)	(11,753)	—	11,753	1.3%	—	—	11,753	2,813	8,940	0.15
Restructuring costs and certain other items (c)	(1,480)	—	1,480	0.2%	—	—	1,480	354	1,126	0.02
ERP implementation and transformation costs (d)	(1,346)	—	1,346	0.2%	—	—	1,346	337	1,009	0.02
Retention bonus obligation (g)	(1,911)	(636)	2,547	0.3%	—	—	2,547	612	1,935	0.03

Adjusted Non-GAAP	$168,531	$46,278	$309,389	35.5%	$(843)	$(14,437)	$294,109	$49,701	$244,408	$4.10

Twelve Months Ended December 31, 2025
GAAP	$878,165	$195,711	$802,588	25.4%	$3,061	$(50,771)	$754,878	$112,249	$642,629	$10.76
Adjustments:
Purchased intangibles amortization (b)	(47,791)	—	47,791	1.5%	—	—	47,791	11,476	36,315	0.61
Restructuring costs and certain other items (c)	(9,036)	—	9,036	0.3%	(2,398)	—	6,638	1,560	5,078	0.09
ERP implementation and transformation costs (d)	(19,588)	—	19,588	0.6%	—	—	19,588	4,701	14,887	0.25
Acquisition related costs (e)	(81,068)	(531)	81,599	2.6%	—	—	81,599	11,318	70,281	1.18
Retention bonus obligation (g)	(2,864)	(954)	3,818	0.1%	—	—	3,818	916	2,902	0.05
Financing Costs (h)	—	—	—	—	—	15,578	15,578	3,738	11,840	0.20

Adjusted Non-GAAP	$717,818	$194,226	$964,420	30.5%	$663	$(35,193)	$929,890	$145,958	$783,932	$13.13

Twelve Months Ended December 31, 2024
GAAP	$748,806	$183,027	$826,353	27.9%	$776	$(72,261)	$754,868	$117,034	$637,834	$10.71
Adjustments:
Purchased intangibles amortization (b)	(47,090)	—	47,090	1.6%	—	—	47,090	11,269	35,821	0.60
Restructuring costs and certain other items (c)	(12,160)	—	12,160	0.4%	—	—	12,160	2,971	9,189	0.15
ERP implementation and transformation costs (d)	(1,346)	—	1,346	0.0%	—	—	1,346	337	1,009	0.02
Litigation provision and settlement (f)	(11,568)	—	11,568	0.4%	—	—	11,568	2,776	8,792	0.15
Retention bonus obligation (g)	(13,362)	(4,453)	17,815	0.6%	—	—	17,815	4,276	13,539	0.23

Adjusted Non-GAAP	$663,280	$178,574	$916,332	31.0%	$776	$(72,261)	$844,847	$138,663	$706,184	$11.86

(a)	Selling & administrative expenses include purchased intangibles amortization and litigation provisions and settlements.

(b)

The purchased intangibles amortization, a non-cash expense, was excluded to be consistent with how management evaluates the performance of its core business against historical operating results and the operating results of competitors over periods of time.

(c)

Restructuring costs and certain other items were excluded as the Company believes that the cost to consolidate operations, reduce overhead, and certain other income or expense items are not normal and do not represent future ongoing business expenses of a specific function or geographic location of the Company.

(d)

ERP implementation and transformation costs represent costs related to the Company’s initiative to transition from its legacy enterprise resource planning (ERP) system to a new global ERP solution with a cloud-based infrastructure. These costs, which do not represent normal or future ongoing business expenses, are one-time, non-recurring costs related to the establishment of our new global ERP solution that were determined to be non-capitalizable in accordance with accounting standards.

(e)

Acquisition related costs include all incremental costs incurred to effect the business combination, such as advisory, legal, accounting, tax, valuation, other professional fees, and integration costs. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(f)	Litigation provisions and settlement gains were excluded as these items are isolated, unpredictable and not expected to recur regularly.

(g)

In connection with the Wyatt acquisition, the Company recognized a two-year retention bonus obligation that is contingent upon the employee’s providing future service and continued employment with Waters. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(h)

Financing costs relate to certain financing fees incurred by the Company to secure access to certain debt facilities in connection with the agreement Waters entered into to acquire the Biosciences and Diagnostics Solutions business of Becton, Dickinson & Company. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

Waters Corporation and Subsidiaries

Preliminary Condensed Unclassified Consolidated Balance Sheets

(In thousands and unaudited)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$587,831	$325,355
Accounts receivable	828,844	733,365
Inventories	572,371	477,261
Property, plant and equipment, net	642,046	651,200
Intangible assets, net	558,179	567,906
Goodwill	1,340,081	1,295,720
Other assets	554,625	502,988

Total assets	$5,083,977	$4,553,795

Notes payable and debt	$1,407,445	$1,626,488
Other liabilities	1,115,290	1,098,800

Total liabilities	2,522,735	2,725,288

Total stockholders’ equity	2,561,242	1,828,507

Total liabilities and stockholders’ equity	$5,083,977	$4,553,795

Waters Corporation and Subsidiaries

Preliminary Condensed Consolidated Statements of Cash Flows

Three and Twelve Months Ended December 31, 2025 and December 31, 2024

(In thousands and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$225,214	$231,398	$642,629	$637,834
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	14,502	11,716	54,127	44,709
Depreciation and amortization	52,541	48,575	206,237	191,825
Change in operating assets and liabilities and other, net	(127,704)	(51,550)	(250,438)	(112,245)

Net cash provided by operating activities	164,553	240,139	652,555	762,123
Cash flows from investing activities:
Additions to property, plant, equipment and software capitalization	(38,973)	(52,104)	(112,745)	(142,481)
Business acquisitions, net of cash acquired	—	—	(35,053)	—
Investments in unaffiliated companies	(6,000)	—	(7,295)	(1,489)
Net change in investments	—	(9)	—	(53)
Other cash flow from investing activities, net	2,840	—	2,840

Net cash used in investing activities	(42,133)	(52,113)	(152,253)	(144,023)
Cash flows from financing activities:
Net change in debt	(335)	(200,000)	(243,321)	(730,000)
Proceeds from stock plans	5,169	5,293	20,790	30,366
Purchases of treasury shares	(144)	(66)	(14,667)	(13,541)
Other cash flow from financing activities, net	(1,354)	1,195	(7)	16,500

Net cash provided by (used in) financing activities	3,336	(193,578)	(237,205)	(696,675)
Effect of exchange rate changes on cash and cash equivalents	2,957	(541)	(621)	7,920

Increase (decrease) in cash and cash equivalents	128,713	(6,093)	262,476	(70,655)
Cash and cash equivalents at beginning of period	459,118	330,514	325,355	395,076

Cash and cash equivalents at end of period	$587,831	$324,421	$587,831	$324,421

Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow (a)
Net cash provided by operating activities - GAAP	$164,553	$240,139	$652,555	$762,123
Adjustments:
Additions to property, plant, equipment and software capitalization	(38,973)	(52,104)	(112,745)	(142,481)
Tax reform payments	—	—	120,006	95,645
Litigation settlements (received) paid, net	(375)	—	(2,625)	9,250
Payment of Wyatt retention bonus obligation (b)	—	—	20,127	19,770

Free Cash Flow - Adjusted Non-GAAP	$125,205	$188,035	$677,318	$744,307

(a)

The Company defines free cash flow as net cash flow from operations accounted for under GAAP less capital expenditures and software capitalizations plus or minus any unusual and non recurring items. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies.

(b)

During the twelve months ended December 31, 2025 and 2024, the Company made retention payments under the Wyatt retention bonus program. The Company believes that these payments are not normal and do not represent future ongoing business expenses.

Waters Corporation and Subsidiaries

Reconciliation of Projected GAAP to Adjusted Non-GAAP Financial Outlook

(In millions, except per share data)

	Twelve Months Ended December 31, 2026			Three Months Ended April 4, 2026
	Range			Range
Projected revenue
Reported revenue	$6,405	-	$6,455	$1,198	-	$1,211
Impact of:
Acquired business contribution	$3,000	-	$3,000	$480	-	$480
Revenue synergies	$50	-	$50	$—	-	$—

Organic reported revenue	$3,355	-	$3,405	$718	-	$731
Organic reported revenue growth	6.0%	-	7.5%	8.5%	-	10.5%
Currency translation impact	0.5%	-	0.5%	1.5%	-	1.5%

Organic constant currency revenue growth (a)	5.5%	-	7.0%	7.0%	-	9.0%

	Range			Range
Projected Earnings Per Diluted Share
GAAP earnings per diluted share	$6.63	-	$6.83	$0.05	-	$0.15
Adjustments:
Purchased intangibles amortization	$5.24	-	$5.24	$1.05	-	$1.05
ERP implementation and transformation costs	$0.14	-	$0.14	$0.06	-	$0.06
Acquisition related costs	$0.45	-	$0.45	$0.45	-	$0.45
Amortization of acquisition-related inventory fair value step-up	$1.84	-	$1.84	$0.64	-	$0.64

Adjusted non-GAAP earnings per diluted share	$14.30	-	$14.50	$2.25	-	$2.35

(a)

Organic constant currency growth rates are a non-GAAP financial measure that measures the change in net revenue between current and prior year periods, excluding the impact of foreign currency exchange rates during the current period and excluding the impact of acquisitions made within twelve months of the acquisition close date. These amounts are estimated at the current foreign currency exchange rates and based on the forecasted geographical revenue in local currency, as well as an assessment of market conditions as of the date of this press release, and may differ significantly from actual results.

These forward-looking adjustment estimates do not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.